Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Welltower Inc. 2016 Long-Term Incentive Plan of Welltower Inc. of our reports dated February 18, 2016, with respect to the consolidated financial statements and schedules of Welltower Inc. and the effectiveness of internal control over financial reporting of Welltower Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

June 1, 2016